EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT ADDS 720-UNITS TO PORTFOLIO
REIT Acquires Apartment Communities in Georgia and Colorado for $91.7 Million
IRVINE, Calif., Dec. 14, 2015 - Steadfast Apartment REIT, Inc. announced that it has acquired two apartment communities in separate transactions. Park Valley Apartments in Smyrna—an attractive submarket within the Atlanta Metropolitan Statistical Area (“MSA”)—was purchased for $51.4 million, and PeakView at T-Bone Ranch in Colorado’s Fort Collins metro area was acquired for $40.3 million. Steadfast Apartment REIT now owns 9,300 units across 28 properties in 11 states for an aggregate purchase price of $1.1 billion.
“We are very pleased to expand our presence in Northern Colorado and the greater Atlanta area, two markets where we believe the outlook for apartments remains robust,” said Ella Shaw Neyland, president of Steadfast Apartment REIT.
Constructed in 1987, Park Valley Apartments is Steadfast Apartment REIT’s fifth Atlanta-area property and is a 496-unit, Class-B multifamily community comprised of 25 two- and three-story buildings on approximately 41 acres. Residents can choose from studio, one- and two-bedroom apartment homes that range from 465 - 1,137 square feet with modern stainless steel appliances, large walk-in closets and vaulted ceilings. Average in-place rents at the Park Valley Apartments are $871. Community amenities include a swimming pool, cyber café, state-of-the-art fitness center, complimentary weekly boot camp, three lighted tennis courts, car care center, picnic areas with grills and a fenced pet park. The Park Valley property is currently 95% percent occupied.

Steadfast Apartment REIT will implement a significant value enhancement program at Park Valley Apartments. All unit interiors will be upgraded and select enhancements will be made to amenities and common areas.
The City of Smyrna is conveniently located one mile off Interstate 285, affording residents a less than 20-minute commute to Downtown, Midtown, Central Perimeter and Galleria office markets in Atlanta. The surrounding Cobb submarket is in a state of dramatic growth and in 2017, will become the official home of the Atlanta Braves. In addition, a $400 million entertainment district will be completed that same year, which is expected to support approximately 5,200 jobs in the surrounding Cobb submarket.
“The local area is experiencing significant expansion with the addition of health centers, retail stores and entertainment destinations, which should support long-term rental growth at Park Valley Apartments. In fact, Axiometrics is projecting an 18.4% rental increase for the greater Atlanta MSA over the next five years,” said Neyland.
Constructed in 2002 in the city of Greeley—just 30 miles outside of the Fort Collins Central Business District—is PeakView at T-Bone Ranch, which we believe is a quality asset in a strong multifamily submarket. The 224 apartment home community is currently 93% occupied with average monthly in-place rents of $1,226. Average local market rents grew 15% year-over-year during the second quarter of 2015, according Apartment Insights Trends Report.
PeakView at T-Bone Ranch offers a mix of one-, two- and three-bedroom apartment homes that range from 742 - 1,217 square feet. The apartment homes are equipped with walk-in closets, washer and dryers, fireplaces, computer nooks, and select apartment homes have patios and balconies. In addition, the apartment homes contain luxury finishes such as oversized double pane windows, track lighting and tiled entries. The approximately 16-acre community boasts a full on-site amenity package that includes a heated pool, hot tub, fitness center, sand volleyball court, business and conference center, children’s play lots, dog park and a clubhouse with a lounge.

PeakView at T-Bone Ranch is Steadfast Apartment REIT’s fourth Colorado acquisition. It also owns Oasis in Colorado Springs, Bella Terra at City Center and Hearthstone at City Center, both located in Aurora. With these four acquisitions, the total purchase price of Steadfast Apartment REIT’s Colorado portfolio is currently $171 million.
About Steadfast Apartment REIT
    Steadfast Apartment REIT intends to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles. Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.